AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Sands Capital Select Growth Fund

a series of

Touchstone Funds Group Trust

This AMENDMENT is made as of September 30, 2024 to the Investment Sub-Advisory Agreement dated February 17, 2006, as amended (the “Agreement”), between Touchstone Advisors, Inc. (the “Adviser”) and Sands Capital Management, LLC (the “Sub-Adviser”) relating to the Touchstone Sands Capital Select Growth Fund (the “Fund”), a series of the Touchstone Funds Group Trust (the “Trust”).

1.	Section 4 “Compensation of the Sub-Adviser” is hereby deleted in its entirety and replaced with the following:

“  4. Compensation to the Sub-Adviser. As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Adviser, the Adviser will pay to the Sub-Adviser a monthly fee equal on an annual basis to [ ]% on the first $1 billion of the average of the daily net asset value of the Fund assets, [ ]% on the next $1 billion of the average of the daily net asset value of the Fund assets, [ ]% on the next $2 billion of the average of the daily net asset value of the Fund assets, and [ ]% of the average of the daily net asset value of the Fund assets over $4 billion, without regard to any total expense limitation or other fee waiver applied by the Trust or the Adviser. Such fee shall be computed and accrued daily. If the Sub-Adviser serves in such capacity for less than the whole of any period specified in this Section 4 of this Agreement, the compensation to the Sub-Adviser shall be prorated. For purposes of calculating the Sub-Adviser’s fee, the daily net asset value of the Fund assets shall be computed by the same method as the Trust uses to compute the Fund’s daily net asset value for purposes of purchases and redemptions of shares.”

2.	All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect, except as specifically modified by this Amendment.

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.	SANDS CAPITAL MANAGEMENT, LLC

BY:/s/ Terrie A. Wiedenheft	BY:/s Dana McNamara
Terrie A. Wiedenheft	Name: Dana McNamara
Chief Financial Officer	Title: Chief Administrative Officer

BY:/s/ Timothy D. Paulin
Timothy D. Paulin
Senior Vice President